Exhibit 99.2

Cogint, Inc.
Fourth Quarter 2017 Earnings Conference Call
March 14, 2018

C O R P O R A T E P A R T I C I P A N T S

Jordyn Kopin, Director, Investor Relations

Derek Dubner, Chief Executive Officer

Ryan Schulke, Chief Executive Officer, Fluent

Dan MacLachlan, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

William Gibson, ROTH Capital Partners

Pat Scholl, Barrington Research Associates

James McIlree, Chardan Capital Markets

Bill Gordon, Gordon Capital

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and welcome to cogint’s Fourth Quarter 2017 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. If anyone should require Operator assistance, please press the star and zero using a touchtone telephone. As a reminder, today’s conference call is being recorded.

At this time I would like to introduce your host for today’s conference, Jordyn Kopin, Investor Relations. Ma’am, please go ahead.

Jordyn Kopin:

Good afternoon and welcome. Thank you for joining us to discuss our fourth quarter 2017 earnings results. With me today are Derek Dubner, our Chief Executive Officer, Dan MacLachlan, our Chief Financial Officer, and Ryan Schulke, CEO of Fluent. Our call today will begin with comments from Derek Dubner, Ryan Schulke and Dan MacLachlan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our investor relations page on our website, www.cogint.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.

For a discussion of risks and uncertainties associated with cogint’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may also present certain non-GAAP financial information relating to adjusted EBITDA. Management evaluates the financial performance of our business on a variety of key indicators, including adjusted EBITDA. The definition of adjusted EBITDA and the reconciliation to the most directly comparable GAAP financial measure is provided in the earnings press release issued earlier today.

With that, I am pleased to introduce cogint’s Chief Executive Officer, Derek Dubner.

Derek Dubner:

Thank you, Jordyn, and good afternoon to those joining us today to discuss our fourth quarter 2017 results. Cogint is pleased to report a very strong fourth quarter with yet another quarter of record revenues of $59.2 million, a 9% increase over the fourth quarter 2016. Gross profit margin increased 3 percentage points over prior year to 36%. And, adjusted EBITDA increased 36% to $8.6 million.

For the full year 2017, total revenue increased 18% to $220.3 million and adjusted EBITDA grew 62% to $24.2 million.

Our performance is the result of continued strong customer demand across the enterprise from existing and new products in both our risk management and marketing services businesses. As evidenced by our increasingly strong gross profit margins, we remain intently focused on quality of revenue within our digital marketing business—a metric that sets that business apart from others within the digital marketing landscape. Even more exciting is that gross profit margins here in Q1 are trending even stronger than Q4, which demonstrates the effectiveness of the execution of our plan to focus on higher-quality revenue. And on the risk management side of the business, we continue to see increased adoption of contract subscriptions as opposed to just transactional usage by customers.

Over the last several quarters, you have heard me discuss our goals of leveraging our unique technology platforms on both sides of our business to generate proprietary data, analyze that data and deliver mission-critical solutions to a vast array of industries. But what has become abundantly clear over time is that, while our risk management and digital marketing businesses are complimentary in many ways, they are very distinct businesses and both are at a key inflection point in their evolution. Therefore, I would like to take the time to discuss the imminent spinoff of our risk management business, Red Violet, creating two independent NASDAQ-traded companies for our shareholders.

As our shareholders know, we are spinning off our risk management business, Red Violet, by distributing common shares of Red Violet as a dividend to shareholders of record on the record date of March 19, 2018. We will close the spin-off and distribute the shares on March 26, 2018. At that time, our shareholders will own shares in two independent companies trading on the NASDAQ. The spin-off sets the stage for both companies to thrive within their respective markets, which we expect will create shareholder value for years to come.

First, let me discuss Red Violet, our data and analytics business. As those that follow our story know, I, and cogint’s management team, come from the big data world where we created two of the leading information solutions providers and sold those businesses over the years for an aggregate of close to $1 billion. We re-entered this marketplace in late 2014 to build next-generation technology and to capture market share from the previous companies we built. The first couple of years were largely R&D, acquiring the data and building the technology in what is a fixed-cost model. As we have experienced twice in the past, under this model, we historically generate high double-digit gross profit margins (as high as 70, 80 and even 90 percent) as the business matures. Once we completed the lion’s share of our development, announced early-stage products and defined a multi-year roadmap, in early 2017, we declared our transition from a development-centric company to a sales-centric company. Today, we are adding customers in existing verticals, entering new verticals and introducing new products to market. We are making significant progress as we are adding larger customers within verticals and our sales process is no longer just outbound, but also inbound as a result of the traction we are making and awareness generated by “word of mouth.” Red Violet, which includes our IDI and Forewarn brands, is ready to be a standalone public company. Upon spin-off, Red Violet will have $20 million in cash and no debt.

Our digital marketing business, Fluent, has established itself as a leader in people-based digital marketing. With a mobile-first view, Fluent engages with millions of consumers, building custom audiences for its advertisers and delivering results. Fluent’s performance-based model is a differentiator, providing advertisers the measurability and transparency that they presently are not getting from leading competitors in the digital marketing space. Fluent, on a standalone basis, will be profitable on day one. Fluent continues to expand gross profit margins, and upon closing of the spinoff, Fluent will have the ability to deploy its cash back into its business to drive organic growth, make bolt-on acquisitions when the opportunities present themselves, and perhaps even to repurchase shares if and when the time is right.

The bottom line is that our businesses are strong, and they are well-prepared to embark on their respective journeys and to be very successful. I’d like to turn to discuss briefly our leadership transition plan. Here especially, I have the utmost of confidence. As to key management of both companies, there has been no turnover whatsoever over the last several years and we expect that to continue for many years to come. I will lead Red Violet as CEO, with current management maintaining their same positions in leading Red Violet — James Reilly as President, Dan MacLachlan as CFO, and Jeff Dell as CIO. Current Fluent management, who has been in place not only since we acquired them but since the company was founded in 2010, will remain the same. Current CEO Ryan Schulke and Matt Conlin, President, will continue in their roles. Recently appointed COO, Don Patrick, will continue in his role. And, Ryan Perfit, who has served as SVP of Finance, has been appointed Interim CFO. I have great confidence in all of these individuals and there couldn’t be a better team to run each company.

These are very exciting times, as both businesses are launching at opportune times in their evolution as a company. Both have strong balance sheets, valuable and differentiated technology and data sets, models exhibiting operational leverage, great personnel, and strong momentum. We are very optimistic for both companies for the remainder of 2018 and beyond.

Now, it’s my pleasure to introduce Fluent’s CEO, Ryan Schulke, who will discuss his business and the opportunities that lie ahead. Then, we will turn it over to Dan to discuss the financials. Ryan?

Ryan Schulke:

Great, thanks, Derek, and good afternoon to everybody joining us today. On behalf of myself, our leadership team and the entire Fluent colleague base I can say how thrilled we are to have you onboard, for what we believe to be a landmark phase in Fluent’s development. Fluent achieved many milestones in 2017, notwithstanding yet another record year for revenue, profit and EBITDA on a standalone basis. As a business, we have been profitable since early days of our founding in 2010 - a testament to the durability of our model, the discipline in which we operate, and the foresight and talent across our versatile leadership team and the broader colleague base over here at Fluent. Before I touch on our competitive advantages and really some of the plans underway for 2018, I recognize that some of you might know less about us as a standalone business and would like to give an overview of Fluent from my perspective as its co-founder and CEO since inception in late 2010.

Fluent’s a leading digital marketing company offering performance based marketing solutions across a variety of industry verticals. Our business is fueled by a highly proprietary data asset, unique and intelligent approach to mass consumer engagement and innovative entrepreneurial culture that was born in the era or disruptive new media and technology platforms. We work with clients across verticals such as Financial Services, Media, Entertainment, Health and CPG/Retail, just to name a few, to help them acquire new customers, promote new products to existing customers and gain insights to better retain customers and make them brand loyal. Due to the performance nature of our model, our clients work with Fluent on open budgets in many instances, as we are commonly viewed as Cost of Goods Sold as opposed to bets on singular ad initiatives and marketing and advertising investment. We’re not an agency nor are we an Ad Tech company — we fully manage all of our clients’ advertising programs either on our owned media or addressable platforms where we can access the 150 million American consumers in our Identity Graph.

The leadership team driving the results that we published today is a highly accomplished one and many of us have been running businesses together for a decade or more. We’re quickly onboarding new leaders whose experience in different disciplines or verticals will enable us to scale more rapidly. Just recently, we announced that one of our original executives to join the company in its earliest of days, Matt Koncz, has been promoted to President of our Performance Media Group, as part of a re-organization to drive faster execution and growth within our most scalable advertiser segments. Matt has overseen over half a billion dollars in media spend since joining the company. We’ve also been recently joined by Don Patrick, as Derek just mentioned, our new Chief Operating Officer. Don has a seasoned background in the marketing services space, most notably as the former COO of Merkle, who was recently acquired by Dentsu in a deal valued at $1.4 billion. As the data and analytics business spins out into its own public company, we’ve taken steps to reconstitute the Board of Directors, with an eye on being a pure-play digital marketing company with an aggressive expansion plan. In doing so, we’ve appointed two new board members, Fluent’s Co-founder and President, Matt Conlin, and former CEO of Epsilon, Andy Frawley. Epsilon is a multibillion-dollar Marketing Services and CRM Agency owned by Alliance Data Systems. Their ticker is ADS.

2018 is already shaping up to be a great year for Fluent. We’re continuing to expand both the size and use cases for our comprehensive Identity Graph — representing, again, 150 million American consumers with actionable insights. We have continued to identify new formats in which to operate highly-scalable programs for our partners across various verticals, and more to come on that in the quarters to come. Per comScore, about 15% of Americans visit at least one of our media properties on a monthly basis. We’ve expanded on our ability to market to this audience more profitably and on a recurring basis through messaging channels, such as e-mail, SMS, and push notifications, as well as addressable media, such as Facebook and Google, using their customer match tools. This allows us to bypass many costly third-party intermediaries that stand between brands and media owners today, one of Fluent’s primary value propositions and how we drive stronger economics within our model for our partners and ourselves.

Last, we recently announced plans to launch internationally. Matt, myself and other members of our leadership team have experience prior to Fluent in operating overseas businesses. We believe we can replicate much of the success that we’ve seen here in the U.S. in overseas markets in the near future. We view our approach specifically as a first-party data aggregator that acquires opt-in consent to market to consumers on behalf of our partners as a competitive advantage in operating within the emerging data and privacy laws coming into play in the U.K. and Europe, for instance.

So, to close out, we’re very optimistic about the future here at Fluent. We’ve got incredible tailwinds behind us and are eager to begin publishing our standalone numbers in the quarters to come. We have many internal sayings over here, one of them is “momentum breeds momentum,” and we’re feeling a heck of a lot of it right now, really strong tailwinds on the business against our valuable assets, favorable industry trends, and really, internally, over here, an insatiable appetite to win and win big for both our brand and our shareholders.

So, I thank you all for your continued support and look forward to continuing to post on our results in the quarters and years to come. Dan?

Dan MacLachlan:

Thank you, Ryan, and good afternoon. In addition to the key business accomplishments that Derek and Ryan addressed, I wanted to highlight some 2017 financial metrics and how they have laid the foundation for the next evolution in our growth story. What we saw in 2017 was an intent focus on margin expansion, focusing our efforts on those clients and verticals that provided the highest contribution margin. Looking back at the first quarter of 2017, we had revenue of $50.8 million, gross margin of 31%, adjusted EBITDA of $5 million, and EPS of negative $0.24. With record fourth quarter revenue of $59.2 million, gross margin of 36%, adjusted EBITDA of $8.6 million and EPS of negative $0.10, we have seen a transformation in our P&L as a result of the investments we made early in our growth story. Red Violet has gone from a capital-intensive technology startup with a run-rate revenue of $5.7 million at the end of 2016 to a sales-driven emerging growth technology company with run-rate revenue of $11.5 million at the end of 2017. On a pro forma standalone basis, in 2017, Fluent produced $211.7 million in revenue, $34 million in adjusted EBITDA and basic EPS of $0.03. Fluent is dialed in and performing as strong as it ever has. We know today that the value of these two companies far exceeds what is reflected in our current market cap.

Moving on to our results, unless otherwise noted, I will be comparing fourth quarter 2017 to the fourth quarter 2016, walking you through our results of operations, including segment information and adjusted EBITDA. I will conclude with the balance sheet and cash flow statement.

Moving on to our fourth quarter results, revenue increased 9% to $59.2 million, driven by strong growth within our Information Services segment. Adjusted EBITDA increased 36% to $8.6 million. Adjusted EBITDA margin expanded 300 basis points to 15%.

Continuing to the details of our P&L, as mentioned, revenue was $59.2 million. Our Information Services revenue increased 27% to $20.5 million, led by strong growth in our Financial vertical, up 88% to $4.4 million, and our Emerging vertical, up 80% to $1.7 million, partially offset by an 18% decrease in our Consumer vertical, down to $4.1 million for the quarter. Our Performance Marketing revenue increased 2% to $38.7 million, led by our Financial vertical, up 185% to $10.8 million and our Consumer vertical, up 30% to $8.9 million. As we discussed last quarter, we have strategically shifted our media spend from lower margin third party sources to directly addressable higher margin channels using our custom audience data. As a result, we sacrificed some top line revenue within our Digital vertical, which decreased 39% to $9.2 million. However, this shift created a much healthier margin profile within our Performance Marketing segment, which can be seen with our healthy 37% gross margin, a 300 basis point increase over prior quarter.

Cost of revenue was up 5% to $37.9 million, in line with the $5 million increase in revenue and 300 basis point increase in gross margin. Gross margin was 36% for the quarter.

SG&A was $20 million, a 1% decrease over prior year, resulting from decreases in non-cash share based payments and litigation expenses, partially offset by increased personnel costs. The $20 million in SG&A for the fourth quarter consisted primarily of $7.8 million in employee salaries and benefits, $6.3 million in non-cash share-based compensation and $1.4 million in professional fees.

Depreciation and amortization was $3.7 million for the quarter, a 6% increase over prior year. The increase was primarily the result of the amortization of internally-developed internal use software.

Loss before income taxes was $6 million for the quarter, a 24% improvement over prior year. The $6 million loss was largely a result of non-cash share-based payments of $6.3 million. We continue to recognize a full valuation allowance on our deferred tax assets and as a result did not book any tax benefit in the period.

Net loss was $6 million for the quarter. We reported a loss of $0.10 per share for the fourth quarter based on a weighted average share count of 58.6 million shares.

Moving on to the balance sheet, cash and cash equivalents were $16.6 million at year end. Total debt, including the current portion of long-term debt, was $63 million, an increase of $13 million over year end 2016, a result of an additional Incremental Term Loan taken in the first quarter of 2017.

Current assets were $57 million at year end, compared to $43.1 million at year end 2016. Current liabilities, exclusive of the current portion of long-term debt, were $30 million, compared to $22 million at year end 2016.

Moving on to the statement of cash flows, for the year ended December 31, 2017, cash provided by operating activities was $2.4 million, compared to $2.1 million for the same period 2016. The $2.4 million used in operating activities was primarily the result of operating income of $4.7 million after adjustments for non-cash items totaling $57.9 million.

Cash used in investing activities was $8.1 million for the year ended December 31, 2017, mainly the result of $6.9 million used for software developed for internal use.

Cash provided by financing activities was $12.3 million for the year ended December 31, 2017, a result of $14 million in net proceeds from the Incremental Term Loan taken in the first quarter of 2017, and the exercise by certain warrant holders of $3.5 million in the fourth quarter, partially offset by the repayment of $4.3 million in long-term debt.

For the year ending December 31, 2017, our leverage ratio was 1.9 times net debt to adjusted EBITDA.

As that concludes our consolidated financial results, I do want to spend a little time discussing the imminent spin-off of Red Violet and how that will affect our financials in the first quarter of 2018. Upon the distribution date of March 26, 2018, the Red Violet business, as reported on cogint’s financials, will be shown as discontinued operations, including any one-time expenses associated with the spin-off. Which means, going forward, cogint’s financials will be that of Fluent, as a standalone, both retroactively and prospectively, for comparison purposes. In order to provide our shareholders clarity on what the Fluent business looks like as a standalone, we have included in our earnings release and in our 10-K filing today, the unaudited condensed consolidated pro forma statements of operations for cogint for 2017 and 2016, as if the spin-off of Red Violet had been completed at the beginning of those periods. What this shows is that pro forma Fluent revenue was $211.7 million in 2017, a 16% increase over prior year, gross margin increased 500 basis points to 34% and net income increased 507% to $1.8 million in 2017. This net income of $1.8 million produced basic EPS of $0.03.

As I previously stated, we know today that the value of these two companies, Red Violet and Fluent, far exceeds what is reflected in our current market cap. We are excited for what Red Violet and Fluent will accomplish in 2018 and are confident that our respective business models will provide increased shareholder value in the subsequent quarters.

That concludes our prepared remarks on our fourth quarter financial results. Our operator will now open the line for Q&A.

Operator:

Ladies and gentlemen, at this time we’ll begin the question and answer session. To ask a question you may press star and then one using a touchtone phone. If you are using a speakerphone, we do ask that you please pick up your handset before pressing the keys to ensure the best sound quality. To withdraw your question, you may press star and two. Once again, that is star and then one to join the question queue. We’ll pause momentarily to assemble the roster.

Our first question today comes from William Gibson from ROTH Capital Partners. Please go ahead with your question.

William Gibson:

Hi, Derek.

Derek Dubner:

Hey, Bill.

William Gibson:

With relation to Red Violet and the spinout, do you think you maintain that name or do you align it with your operating names, IDI or Forewarn, or something like that, or what’s the thought there?

Derek Dubner:

Thanks, Bill. Well, much like cogint is a holding company of some pretty incredible brands, Red Violet is the same. Red signifies strength on the color spectrum and Violet is a look into the future, almost psychic abilities. For us, that’s a great umbrella for our brands right now: idiCORE, as you know, our leading investigative system; we’ve introduced Forewarn, which is taking the real estate market by storm; and we have a product roadmap of many more brands to roll out. So, we really don’t want to hang our hat on one name in a certain product segment because we’re crossing over in different verticals. You will see, like we’ve always done with those brands, they will be a Red Violet company as opposed to a cogint company moving forward, but as a public company, that will be our brand and that will be the holding company for many, many products to come.

William Gibson:

Thank you. I know you just recently took a minority position in Dragonchain. Could you flesh out your thinking there?

Derek Dubner:

Sure, absolutely. You can’t turn on the TV without seeing or hearing all about blockchain and all about cryptocurrencies. Certainly, there are questions about what cryptocurrencies will be in the future, which ones survive, which ones thrive, but it’s undoubtedly true that blockchain, the underlying technology, a distributed ledger, if you will, is very important moving forward. You have financial services, some of the largest banks filing patents on it, investing millions and millions of dollars in blockchain technology; you have IBM working with Maersk for supply chain management; you have many others tracking pharmaceuticals for recalls, and also it’s going to be quite amazing in the payment system.

As you know, on the IDI side of risk management, idiCORE, as I mentioned, is our investigative system, our core business is investigative; it’s due diligence; it’s identity authentication; it’s fraud prevention. When you ask people or when you just read the news and you try to figure out what are the risks that are inherent with any of those different solutions that blockchain can power, it really comes with anonymity, counterparty risk, not understanding who you’re doing business with. So, we see a tremendous opportunity moving forward, albeit it’s a longer-term opportunity and not tomorrow’s revenue, of powering those identity verification solutions for any blockchain technology.

Now, we have formed a strategic alliance and now acquired a minority interest in Dragonchain. Dragonchain is a hybrid technology born out of Disney. The technology team was at Disney when they built the private blockchain and is now a commercial enterprise. Unlike the public Bitcoin or Ethereum technologies, it’s a hybrid, in that it’s partly private and partly public. So enterprises—think of, for example, an Orbitz for booking travel, can move their transactions onto Dragonchain, for example, and still maintain the confidentiality of sensitive data while still recording these many transactions, these billions of transactions. It was our opportunity, and our team in Seattle, our technology team is working with Dragonchain to power those identity verification solutions on the back end.

William Gibson:

Thank you, and then a question for Ryan, if I may. What percent of business do you think comes from international this year and maybe even looking out to the trend towards the following year?

Ryan Schulke:

Yes, absolutely. This year we’ll be in the low single digits. We’ll begin most likely in the U.K. market and then flesh out to E.U. and APAC from there. The model is fairly straightforward to prop up, if you will, but one of the things we need to be sensitive to is really local culture. Every region behaves differently. In our previous experiences, having sales talent on the ground is going to be critical. We do have partners right now, clients of ours, that have international demand, which is how we’re going to initially get things off the ground, but, ultimately, boots on the ground from a sales perspective, and then, of course, with GDPR coming into play more heavily towards the end of May, servers and product folks, and analytics embedded out there, as well. So, I think this year probably a low single-digit percentage. Our U.S. business is performing phenomenally right now. We’re continuing to make really great plays in the U.S. But, ultimately, we do feel that between the U.K., E.U., and some of the other markets, it could be almost the same size as Fluent’s core business today within the next three to four years.

William Gibson:

Thanks, Ryan.

Ryan Schulke:

Of course.

Operator:

Our next question comes from James Goss from Barrington Research. Please go ahead with your question.

Pat:

Hi. This is Pat on for Jim. Kind of touching again on Fluent, to the extent that there’s additional, I guess, data protection regulations that could come to the U.S., how would that affect your overall U.S. business and sort of repositioning, if your products does need it, to that type of regulation?

Ryan Schulke:

It would be an overwhelming win for us. It would be an immediate win for us. We are first-party data collector. For those on the call not as familiar with the digital marketing landscape, first-party data means we collect data from consumers on our own sites directly from them, we’re gaining opt-in consent. So, we’re not working and trading data behind the scenes like some of the third-party data players, nor just working off of cookies. That would be a pure play competitive advantage based upon how we operate our model. We’re directly interacting with consumers one-to-one and gaining consent to market, which is where a lot of the E.U. and U.K. privacy laws are going, so it would be a much bigger impediment to a lot of our broader competitive set than it would be to Fluent.

Pat Scholl:

Okay, and then one on Red Violet. You guys touched on the run rate of revenue. What would be the run rate of EBITDA for that business right now and where would you guys see it going in terms of profit—when would you expect to sort of turn the corner in terms of profitability for that segment?

Dan MacLachlan:

Yes, sure, thanks, Pat. This is Dan. At the end of the year, and you can see from the recently filed Red Violet financial statements on Form 10 with the SEC, that we had negative adjusted EBITDA at the end of the year just because we moved out of that development lifecycle, if you will. What we’re looking at in 2018 is growing revenue exponentially, and because of the fixed cost model and how every dollar of revenue comes in as contribution margin, we expect by the fourth quarter that you will start to see positive adjusted EBITDA, and by the end of the year profitability within that business.

Pat Scholl:

Okay. All right, I think that’s all I had.

Derek Dubner:

Thank you.

Operator:

Our next question comes from Jim McIlree from Chardan Capital. Please go ahead with your question.

James McIlree:

Yes, thanks a lot, and good afternoon. Hey, Ryan, the gross margins at Fluent had a real nice increase in 2017, and I think it’s kind of the highest you’ve ever had. Is that 34% a peak for you or is there opportunity to get the gross margins on the Fluent business higher?

Ryan Schulke:

No, it will continue to grow. Really, what you’re seeing is kind of a combination of we’re doing a much better job of having our data and really customer audience segmentation inform our sales strategy, so we’re onboarding more of the right direct customers, which is an important metric for us in terms of working directly with the right types of partners that have strong product and service offerings for our audience, and we’re getting stronger and stronger on predictive modeling, on really how to run the right creative against the right type of product or service to really get consumers to that point where they’re actually converting for our partners.

In many instances, we’re actually starting to work with our partners, where we’re actually working on a pure further-down-the-funnel outcome event at a higher compensation rate. This is giving us deeper insight into actually who’s converting on what. We have all the consumer data and we have all the conversion data housed here at Fluent. So, our model is just getting smarter and smarter, and really that’s where you’re seeing a lot of the margin expansion come from.

In times of high top line revenue growth, we’ll occasionally make some sacrifices on gross profit margin to go out and build new lines of business and gain greater equity, but, really, between the direct customers going out and having stronger modeling against predictive modeling on who’s going to convert against what, and some of the re-engagement initiatives I spoke about, that more kind of recurring revenue stream on re-engaging our audience over time against that 150 million American consumer Identity Graph, that’s where you’re saying the margin expansion come from, and, as Derek alluded to, we typically—seasonality peaks in Q4, but we’re seeing even stronger margins here in Q1, it looks like.

James McIlree:

So, as you enter into additional geographies, is that one of those time periods where revenue growth is going to accelerate, but you might suffer some margin compression?

Ryan Schulke:

Yes, absolutely.

James McIlree:

Okay.

Ryan Schulke:

Yes, 100%, but not to an unhealthy degree. We have it measured out. We’re pretty disciplined in how we operate. We’re not going to go out and burn $3 million, $4 million, $5 million in media spend when we’re not making any money on it. You can expect us to be vigilant in terms of protecting margin profile of the business, but we don’t want to cut off our nose to spite our face. If we have the opportunity to enter a market and we think that the metrics are falling in line, we will take full advantage. So, I don’t think it’s anything that’s going to show any dramatic drop in the gross profit margins, and we’ll be able to be very transparent about those initiatives, but our expectation is to be able to launch in markets like the U.K., and within two to three months be able to get to breakeven based on our core model.

James McIlree:

Okay, and headquarters of Fluent will be in New York; is that correct?

Ryan Schulke:

Absolutely, yes.

James McIlree:

All right, thank you. Dan, on the Red Violet side, in the prior question you were talking about EBITDA and the leverage. I understand the fixed cost model and leverage in the business. I just want to make sure that I’m clear about what’s happening on the spending side. As far as gross margins or cost of sales, you kind of have that set and that’s fixed or semi-fixed. On the marketing side, is there an incremental spend associated with revenue growth?

Dan MacLachlan:

Nothing that would be material at this point. I mean, we’ve kind of laid the foundation in our op ex and have a tremendous amount of run rate to leverage off that. Right now, as Derek mentioned earlier, I mean, we’re getting inbound calls left and right. The industry is large enough from a revenue standpoint but small enough from a competitor standpoint, that our competitors feel us right now, their customers know us right now, and we don’t have to go out and spend a tremendous amount on marketing. It’ll actually go down over time, because, again, once the word-of-mouth gets out there, everybody has to jump from the old system onto the new system, it really snowballs, and we’re starting to see that now.

James McIlree:

In terms of the verticals that Red Violet is targeting right now, can you articulate, let’s say, the top three or four verticals that you’re targeting and then what you might be targeting in 12 or 18 months?

Dan MacLachlan:

Yes. Financial services, collections, investigative, those are the top three where we’re at right now, but what we are starting to see is a tremendous amount of uptake in retail, kind of the non-regulated side of the business, as well as dealing with those real large collection firms that have a number of skip tracers across the country. So, really leveraging up, if you will, on the financial services side and collections and investigative and really attacking that retail market. Then, with some of our new products, kind of green pastures, if you will, for the real estate industry, being able to take Forewarn, which doesn’t have a competitor out there right now and grow that quickly and exponentially over the next few quarters.

James McIlree:

Right, and thanks for mentioning Forewarn. It seems like there’s been a number of announcements for that product. What I’m trying to understand is where is the sale on that? Is the sale to regional real estate brokers or is it to national, or how do you go about selling that product?

Dan MacLachlan:

There’s a number of ways to sell a product. Obviously, you’ve seen from a lot of releases that we’re getting involved with the associations at the highest level, dealing with large brokerage, all the way down to the individual level. The great thing about the product is it’s really a skin of what we have today built on our idiCORE platform, so there’s not a tremendous amount of cost to bring that to market, and with dealing with the large associations, again, word-of-mouth, and then with the releases and such, it’s kind of snowballing throughout the industry, but really going after the associations, large brokerage, and then we will often do at kind of the individual level.

James McIlree:

Okay. Okay, great. Thanks a lot, guys. Good luck with everything.

Dan MacLachlan:

Thanks, Jim.

Operator:

Our next question comes from Bill Gordon from Gordon Capital. Please go ahead with your question.

Bill Gordon:

Can you give us a little insight into the nature of your database stuff, how you build up your database, since you mentioned it’s obviously not from cookies and search, so you’re doing—obviously you’ve meeting consumers head-to-head and filling up the database that way. I’m just seeing if I can get a little clarity on that. Number two, can you give us an idea in terms of your ad spend, what kind of return new customs are getting on ad spend? Thank you.

Ryan Schulke:

Yes, absolutely. To speak to our data asset, really it’s fueled by our consumer engagement capability on our owned media properties. Fluent owns hundreds of properties, spanning from promotions, offers, to snackable content. It could be anything from you and three friends to the Super Bowl on to seven tips on how to save money on your home bills. A lot of our media is geared towards getting a consumer to actually engage with us and register, get them highly engaged. We see 4 million visitors on our sites every single day, nearly a million of whom will actually register with us to access a specific piece of content. We’re weaving surveys into these experiences to collect data firsthand from those consumers about their lifestyle, their interest, really with the goal of tailoring the most relevant offerings to them. We survey well over half a million Americans every single day on our sites, making us most likely the largest surveyor in the world of consumers directly on our own properties. That’s really how this data asset is being built and constantly refreshed and further compiled. We have a constant flow of audience coming through our sites that we’re engaging with and literally talking to on a daily basis.

Your second question again?

Bill Gordon:

Ad spend, return on ad spend, new customers.

Ryan Schulke:

Yes, absolutely. All of our clients are highly metrics driven. They typically have some type of allowable to go out and drive a new customer. Really, Fluent works to generate very strong economics for them through a lens of people-based marketing. We’re going about a very intuitive means of audience segmentation as they’re coming through any of our sites and understanding more about them to understand which one of our advertisers’ products or services they most qualify for. So, that really helps us to build an economically strong model for them.

If I can just give you an example of an instance. We have some sites around generating supplemental income, job opportunities, things like that. As folks are coming through and responding to the surveys, we’re able to identify an individual who maybe lives in a city, has a car, they’re looking for supplemental income opportunities. They would be great for one of the big ride sharing companies, and so long as they meet certain criteria, we would put that offer in front of them. If, for instance, they live at home, they have some available income to invest to start a business venture and they have a great network of friends and things like that, they’re highly driven on social media, maybe one of the beauty product companies that tend to have that type of model would be better for that individual.

Our partners really benefit from those marketplace type economics that we create on our platform and that’s where the return on ad spend really starts to take shape. We spoke earlier to the increase in gross margins on Fluent’s behalf. Many of our partners, they don’t typically always share with us their profitability, but when they’re coming to us and saying, hey, this is now an evergreen contract, we know that they’re looking at this in such a way that we’re embedded in their workflow, they’re seeing great return on ad spend, and we look to consistently deliver that and provide more value in that equation.

Bill Gordon:

All right. Thank you.

Ryan Schulke:

You’re welcome.

Operator:

Ladies and gentlemen, at this time we’ll conclude today’s question-and-answer session. I’d like to turn the conference call back over to Derek Dubner for any closing remarks.

Derek Dubner:

Thank you very much, I appreciate it. Once again, thank you to all for joining the call today. I think you can hear from our expressions on both the Fluent side and the Red Violet side that we’re extremely happy with the performance during the quarter and for the year, and we’re even more optimistic about the futures of both of our businesses. We’re in incredible markets, we have enormous demand, we have extremely valuable technology and data sets, and, again, we’re very confident in 2018, and beyond.

Thank you all again for joining us.

Operator:

Ladies and gentlemen, that does conclude today’s conference call. We do thank you for joining. You may now disconnect your lines.